Exhibit 10.29

Limited Brands

STOCK OPTION AWARD AGREEMENT

This Stock Option Agreement is entered into by and between Limited Brands, Inc. (the “Company”) and the associate of the Company whose name appears below (the “Associate”) in order to set forth the terms and conditions of Options granted to the Associate under The Limited, Inc. 1993 Stock Option and Performance Incentive Plan (2003 Restatement) (the “Plan”).

Associate’s Name:

Business Unit:

Social Security Number:

Address:

Option Type	Date of Grant	Expiration Date	Number of Shares	Option Price	Vesting Schedule
					Date	Shares
Incentive (ISO)					4-year vesting 25% per year

Subject to the attached Terms and Conditions and the terms of the Plan, and subject to the execution of the attached Confidentiality, Non-Competition and Intellectual Property Agreement, which are incorporated herein by reference, the Company hereby grants to the Associate Options to purchase shares of Common Stock of the Company, as outlined above.

The Company and the Associate have executed this Agreement as of the Date of Grant set forth above.

	LIMITED BRANDS, INC.	ASSOCIATE:

By:
Leslie H. Wexner, Chairman

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO

PAM WILSON, LIMITED BRANDS, THREE LIMITED PARKWAY, COLUMBUS. OH 43230    614.415.7049

LIMITED BRANDS, INC.

1993 Stock Option and Performance Incentive Plan (2003 Restatement)

Terms and Conditions of Stock Option Grant

(1)	EXERCISE OF OPTIONS. The Associate may exercise one or more of the Options granted in the Stock Option Agreement to the extent exercisable, by giving written notice on a form provided by the Committee specifying the number of Options being exercised and the exercise date and by tendering payment for the shares of Common Stock being purchased under the Options. The Options shall expire on the tenth anniversary of the Date of Grant (the “Expiration Date”)

(2)	PAYMENT FOR SHARES. Payment for the shares of Common Stock issuable upon exercise of an Option shall be made in full in cash or by certified check. The Associate may exercise the Option through a cashless exercise procedure which the Company shall use its reasonable best efforts to maintain. Any payment for shares must include such additional amounts as may be required by the Company to satisfy Federal, state and local withholding tax requirements.

(3)	ISSUANCE OF CERTIFICATES. As soon as reasonably practicable following the exercise of an Option and the receipt by the Company of payment for the shares and applicable withholding taxes, a certificate representing the shares of Common Stock purchased, registered in the name of the Associate shall be delivered to the Associate.

(4)	TERMINATION OF EMPLOYMENT (FOR REASONS OTHER THAN DEATH OR TOTAL DISABILITY). Upon termination of the Associate’s employment with the Company for reasons other than death or total disability, the Associate shall be entitled to exercise the Options, to the extent exercisable on the date of the Associate’s termination at any time within the one (1) year period immediately following the date of the Associate’s termination of employment (but not later than the Expiration Date); provided, however, that if the Options were granted prior to May 19, 2003 with an option price that is less than the fair market value of a share of Common Stock on May 19, 2003, the Option must be exercised within three (3) months following the Associate’s termination of employment. In the event the Associate’s employment is terminated by his or her employer for gross misconduct, the Associate shall be entitled to exercise the Options, to the extent exercisable on the date of termination, at any time within the three (3) month period following the date of the Associate’s termination of employment for gross misconduct if the Options were granted to the Associate prior to May 19, 2003, and at any time within the thirty (30) day period following the Associate’s termination of employment if the Options were granted after May 18, 2003.

(5)	TERMINATION OF EMPLOYMENT (TOTAL DISABILITY). Upon termination of the Associate’s employment for reasons of total disability, the Associate shall be entitled to exercise the Options, to the extent exercisable on the date of the Associate’s termination, at any time within the three (3) month period immediately following the date of the Associate’s termination of employment (but not later than the Expiration Date), it being understood that the Associate’s termination of employment will occur after nine (9) months of absence due to the total disability.

(6)	TERMINATION OF EMPLOYMENT (DEATH). Upon termination of the Associate’s employment due to death while employed by the Company, the Options shall become fully exercisable by the Associate’s beneficiary and may be exercised at any time within one (1) year after the date of the Associate’s death (but not later than the Expiration Date). If the Associate dies following termination of employment, the Associate beneficiary shall be entitled to exercise the Options, to the extent exercisable on the date of the Associate’s termination of employment, during the same period that the Associate would have been entitled to exercise the Option if the Associate had not died.

(7)	EFFECT OF CHANGE IN CONTROL. Upon a Change in Control, as defined in the Plan, the Options, to the extent not then exercisable, shall become fully exercisable.

(8)	NONTRANSFERABILITY. Options granted under the Plan may not be transferred, assigned pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and neither Options nor Tax Offset Payments shall be subject, in whole or in part, to execution, attachment or similar process.

(9)	NOTICE OF RESALE. If any person disposes of shares of Common Stock acquired pursuant to an Incentive Stock Option before one (1) year from the date of issuance by the Company of such stock or two (2) years from the Date of Grant of such Option, then the person disposing of such shares shall give written notice of the disposition to the Company, on a form provided by the Committee, not later than ten (10) days after the disposition.

(10)	MISCELLANEOUS.

(a)	Definitions. Terms used in this Agreement which are defined in the Plan shall have the respective meanings set forth in the Plan.

(b)	No Right To Employment. This Agreement shall not confer upon the Associate any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Associate’s employment at any time.

(c)	Notice. Any notice or other communication required or permitted to be given under this Agreement must be given by personal delivery or by registered or certified mail, return receipt requested and addressed, if to the Committee or the Company, at the principal office of the Company and, if to the Associate, at the Associate’s last known address as set forth in the books and records of the Company.

(d)	Plan to Govern. This Agreement and the rights of the Associate hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)	Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Associate, adversely affect the rights of the Associate with respect to the Options or Tax Offset Payments granted pursuant to this Agreement.

(f)	Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)	Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Associate concerning the Options granted hereunder and supersede all prior agreements and understandings.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Associate will be an original and all of which together will be the same Agreement.

(i)	Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Limited Brands

STOCK OPTION AWARD AGREEMENT

Restricted Stock Agreement

This Restricted Stock Agreement is entered into by and between Limited Brands, Inc. (the “Company”) and the associate of the Company whose name appears below (the “Associate”) in order to set forth the terms and conditions of a Restricted Stock Award granted to the Associate under Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2003 Restatement) (the “Plan”).

Associate’s Name:

Business Unit:

Social Security Number:

Address:

Grant Type	Date of Grant	Number of Shares	Vesting Schedule
			Date	Shares
Restricted (RSP)			Typically either cliff-vesting or ratable vesting over either 3 or 4 years

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Associate Restricted shares, as outlined above.

The Company and the Associate have executed this Agreement as of the Date of Grant set forth above.

	LIMITED BRANDS, INC.	ASSOCIATE:

By:
Leslie H. Wexner, Chairman

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO

PAM WILSON, LIMITED BRANDS, THREE LIMITED PARKWAY, COLUMBUS, OH 43230    614.415.7049

LIMITED BRANDS

1993 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

(2003 Restatement)

Terms and Conditions of Restricted Stock Grant

(1)	RESTRICTIONS. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Periods described on the Restricted Stock Agreement or prior to the satisfaction of all conditions which may be specified in an appendix to this Agreement. The Committee, in its sole discretion, may shorten or terminate the Restricted Periods or waive any of such conditions.

(2)	RECORDING OF AWARD. The Company shall issue the Restricted Shares as of the date of grant and shall cause the award to be appropriately recorded.

(3)	RIGHTS OF ASSOCIATE. During the applicable Restricted Period, the Associate shall not have the right to vote the Restricted Shares or to receive dividends with respect thereto.

(4)	FORFEITURES. Restricted Shares granted to the Associate pursuant to this Agreement shall be forfeited if the Associate’s employment with the Company or its subsidiaries is terminated for any reason prior to the expiration or termination of the applicable Restricted Period or if the conditions set forth in any appendix hereto are not satisfied. Upon such forfeiture, the Secretary of the Company shall cancel the Restricted Shares or retain them in the Company’s treasury. If the Associate’s employment terminates as a result of his or her death or total disability, the Restricted Shares shall be forfeited unless the Committee, in its sole discretion, shall determine otherwise.

(5)	DELIVERY OF RESTRICTED SHARES. Upon the expiration or termination of a Restricted Period and the satisfaction of all other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Associate or the Associate’s beneficiary or estate, as the case may be.

(6)	TAX WITHHOLDING. The Company shall have the right to require the Associate or the Associate’s beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements, or to deduct from distributions under the Plan (including Tax Offset Payments, if any) amounts sufficient to satisfy such withholding tax requirements.

(7)	MISCELLANEOUS.

(a)	Definitions. Terms used in this Agreement which are defined in the Plan shall have the respective meanings set forth in the Plan.

(b)	No Right to Employment. This Agreement shall not confer upon the Associate any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Associate’s employment at any time.

(c)	Notice. Any notice or other communication required or permitted to be given under this Agreement must be given by personal delivery or by registered or certified mail, return receipt requested, and addressed, if to the Committee or the Company, at the principal office of the Company and, if to the Associate, at the Associate’s last known address as set forth in the books and records of the Company.

(d)	Plan to Govern. This Agreement and the rights of the Associate hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)	Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Associate, adversely affect the rights of the Associate with respect to the Restricted Shares or Tax Offset Payments granted pursuant to this Agreement.

(f)	Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)	Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Associate concerning the Restricted Shares granted hereunder and supersede all prior agreements and understandings.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Associate will be an original and all of which together will be the same Agreement.

(i)	Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(For VP level and above)

CONFIDENTIALITY, NON-COMPETITION AND

INTELLECTUAL PROPERTY AGREEMENT

As an executive associate of a subsidiary of Limited Brands or one of it’s affiliates (collectively, the “Company”), I have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information (“Confidential Information”) of the Company.

THEREFORE, in consideration of both my employment with the Company and my right to receive options to acquire <# shares> shares of the common stock of Limited Brands pursuant to the terms of the Stock Option Plan as amended, and in recognition of the highly competitive nature of the business conduct by the Company, I agree as follows:

1. I will at all times during and after my employment with the Company faithfully hold the Company’s Confidential Information in the strictest confidence, and I will use my best efforts and highest diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my personal benefit or for the benefit of any competitor or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company’s trade secrets and all information relating to the Company that the Company has not made available to the public. By way of example, Confidential Information includes information about the Company’s products, designs, processes, advertising, marketing, promotional plans, technical procedures, strategies, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all documents and other materials of any kind that contain Confidential Information.

2. If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing so.

3. I understand that my employment with the Company is and at all times shall be “at will,” which means that either the Company or I may terminate my employment at any time, for any reason or for no reason. However, if my employment with the Company is terminated by the Company for reasons other than for cause as defined below, I understand that the Company will continue to pay me my base salary for a period of twenty-six (26) weeks (paid in accordance with the Company’s normal payroll practices), minus the deductions required by law and subject to a deduction for any salary or compensation that I earn from other employment or self-employment during the time period in question, regardless of when such amount is payable. Cause for termination of my employment shall exist in the event I: (1) willfully fail to perform my duties with the Company (other than a failure resulting from my incapacity due to physical or mental illness); or (2) plead “guilty” or “no contest” to or am convicted of an act which is defined as a felony under federal or state law; or (3) engage in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

4. If I decide to resign my employment with the Company, I will provide the Company with thirty (30) days prior written notice.

5. If I resign my employment or if my employment is terminated by the Company for cause, I will not, for a period of six (6) months after my separation from the Company, directly or indirectly, work for or contribute to the efforts of any business organization that competes, or plans to compete, with the Company or its products.

6. I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company’s business (“Intellectual Property”) shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U.S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company’s sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property or I have advised the Company in writing of any prior inventions or ideas.

7. Compensation Upon Certain Terminations During the 24-Month Period Following a Change in Control as Defined in the Company’s Stock Option Plan as Amended

(a) If the Executive’s employment is terminated by the Company other than for “Cause” (as defined below) during the 24 month-consecutive month period immediately following a Change in Control, the Company’s sole obligations hereunder subject to the Executive’s execution of a General Release, shall be as follows:

(i) the Company shall pay the Executive the any amounts earned but not paid as of the termination date such as base salary, reimbursement for expenses incurred prior to the termination date and any earned compensation which the Executive had previously deferred (including any interest credited thereon);

(ii) the Company shall pay the Executive a lump sum payment in cash no later than ten business days after the termination date an amount equal to Executive’s annual base salary;

(iii) the Company shall pay the Executive a lump sum payment in cash no later than ten (10) business days after the date of termination an amount equal to the sum of the last two (2) bonus payments the Executive received under the Company’s incentive compensation plan; and

(iv) the Company shall provide the Executive and Executive’s beneficiaries medical and dental benefits substantially similar to those which the Executive was receiving immediately prior to the date of termination for a period of twelve (12) months after the termination date; provided however, that the Company’s obligation with respect to the foregoing medical and dental benefits shall cease in the event Executive becomes employed.

(b) Except as provided in Section 7(a)(iv) hereof, the Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by an compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

(c) For purposes of this Agreement, “Cause” shall mean that the Executive (1) willfully failed to perform his duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness); or (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

8. This Agreement cannot be changed in any way unless the Company agrees in writing and this Agreement will be governed by and interpreted in accordance with Ohio law.

Date:
<Name>

(For Director level)

CONFIDENTIALITY, NONSOLICITATION AND

INTELLECTUAL PROPERTY AGREEMENT

As an executive associate of a subsidiary of Limited Brands, Inc. or one of its affiliates (collectively, the “Company”), I have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information (“Confidential Information”) of the Company.

THEREFORE, in consideration of both my employment with the Company and my right to receive options to acquire <# shares> of the common stock of Limited Brands, Inc. pursuant to the terms of the Plan, and in recognition of the highly competitive nature of the business conducted by the Company, I agree as follows:

1. I will at all times during and after my employment with the Company faithfully hold the Company’s Confidential Information in the strictest confidence, and I will use my best efforts and highest diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company, I will not use Confidential Information for my personal benefit or for the benefit of any competitor or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company’s trade secrets and all information relating to the Company that the Company has not made available to the public. By way of example, Confidential Information includes information about the Company’s products, designs, processes, advertising, marketing, promotional plans, technical procedures, strategies, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all documents and other materials of any kind that contain Confidential Information. I will not use any confidential information of any third party, including any prior employer, in the course of my work for the Company.

2. If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing so.

3. I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company’s business (“Intellectual Property”) shall be owned solely by the Company, I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U. S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company’s sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property or I have advised the Company in writing of any prior inventions or ideas.

4. This Agreement cannot be changed in any way unless the Company agrees in writing and this Agreement will be governed by and interpreted in accordance with Ohio law.

Date:
Name
Brand